SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	M.D. Sass Tax Advantaged Bond Strategy Trust

Address of Principal Business Office:

1185 Avenue of the Americas, 18th Floor

New York, New York 10036-2699

Telephone Number: (212) 730-2000

Name and Address of Agent for Service of Process:

Hugh R. Lamle

1185 Avenue of the Americas, 18th Floor

New York, New York 10036-2699

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES ☒

NO ☐

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on in its behalf in the City of New York and in the State of New York on the 25th day of July, 2006.

[SEAL]	Signature:	M.D. Sass Tax Advantaged Bond Strategy Trust

		By:	/s/ Hugh R. Lamle
Hugh R. Lamle Trustee and President

Attest:	/s/ Bobby Liu
Bobby Liu Secretary